Exhibit 10.3

[Independent director’s address]

[Date]

Re: Independent Director Offer Letter – [Name of independent director]

Dear [Name of independent director],

Kandal M Venture Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company” or “we”), is pleased to offer you a position as an independent director of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an independent director in the Company. Should you choose to accept this position as an independent director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall also be subject to the approval of the Company’s Board of Directors and/or Nominating and Compensation Committees.

1.	Term

1	Appointment

1.1	Subject to the provisions of this Agreement, you are hereby appointed as an independent director of the Company as of the date hereof. This Agreement will become effective on the effective date of our registration statement for the initial public offering of Class A ordinary shares of the Company (the “Effective Date”).

1.2	Your appointment is subject to the memorandum and articles of association of the Company as is currently in effect and as may be modified or amended from time to time (the “Memorandum and Articles”). Nothing in this Agreement will be taken to exclude or vary the terms of the Memorandum and Articles as it applies to you as a director of the Company. Any continued appointment as independent director is subject to election by the Company’s shareholders at the annual general meeting (the “AGM”) at which either the Memorandum and Articles requires, or the board of directors of the Company (the “Board”) resolves, that you stand for re-election.

1.3	You agree to hold office for the term as stipulated in the Memorandum and Articles.

1.4	Continuation of your service as a director is also contingent on satisfactory performance, as determined by the nomination committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.5	The nomination committee of the Board may nominate you to serve for successive term(s), in its discretion and subject to your agreement and re-election at the AGM in accordance with the Memorandum and Articles.

1.6	You may be appointed to serve on one or more committees of the Board. You have been appointed to, and have agreed to serve as chair of the [●] committee and member of the [●] committee and the [●] committee during the initial term of your service, which includes all committees to which you are being appointed. The committee charters for each of the committees are included as Exhibit A hereto.

1.7	The Company may terminate your appointment with immediate effect, without advance notice or remuneration, if you:

(a)	commit a material breach of your obligations under this Agreement;

(b)	commit any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(c)	are guilty of any negligence, fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company and its subsidiaries (the “Group”) into disrepute or is materially adverse to the interests of the Group;

(d)	are convicted of any arrestable criminal offence other than an offence under road traffic legislation anywhere in the world for which a fine or non-custodial penalty is imposed;

(e)	are restricted or disqualified from acting as a director of any company;

(f)	in the opinion of the majority of the Board, becomes incapable by reason of mental disorder of discharging your duties as a director;

(g)	have been absent for more than six consecutive months without permission of the Board from meetings of the directors held during that period and your alternate director (if any) will not have attended any such meeting in your place during such period and all of your co-directors pass a resolution that by reason of such absence you have vacated your office;

(h)	are required in writing (whether in electronic form or otherwise) by all your co-directors to resign; or

(i)	have not complied with the Company’s anti-corruption and bribery policy and procedures or any applicable bribery or corruption legislation.

1.8	The Company may also terminate your employment without cause upon thirty (30) days’ advance notice in writing.

1.9	You may resign in accordance to the Memorandum and Articles of the Company.

1.10	On termination of your appointment, you will at the request of the Company resign from your office as a director of the Company.

1.11	Your status during your term of service as a director will be that of an independent contractor and not an employee of the Company.

2.	Obligations as independent director

2	Time Commitment

2.1	You will be expected to spend a sufficient amount of time as may be necessary for the Board to address matters relating to the Company’s investment policy and the use of funds raised by the Company from time to time and to attend any meetings of the Board as may be called from time to time. You will be expected to devote such time as is necessary for the proper performance of your duties and you should be prepared to attend quarterly board meetings (at which directors will be asked to approve the filing with the U.S. Securities and Exchange Commission (the “SEC”) of annual and interim financial statements and the company’s annual report as well as another board meeting called for the purposes of reviewing and approving the Company’s budget for the subsequent year.

2.2	Meetings may involve you in some overseas travel, the expenses of which will be reimbursed by the Company in accordance with normal payroll practices. In addition, you will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined above.

2.3	The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.4	The time commitment will increase should you become a committee member or chair, or if you are given additional responsibilities.

2.5	By accepting this appointment, you undertake that, taking into account all other commitments you may have, you are able to, and will, devote sufficient time to your duties as a director.

3	Roles and Duties

4	Role and Duties

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)	provide oversight of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	in conjunction with management, set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	in conjunction with management, set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2	As an independent director, you will have the same general legal responsibilities to the Company as any other director. You will be expected to perform your duties, whether statutory, fiduciary or common law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

3.3	You will exercise your powers in your role as a director having regard to relevant obligations under prevailing law and regulation, including, without limitation, the Companies Act (As Revised) of the Cayman Islands (the “Act”), the rules and regulations of the SEC, and the rules of the Nasdaq Stock Market (“Nasdaq”).

3.4	You agree to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the terms of this Agreement.

3.5	In your role as a director, you will be required to:

(a)	constructively challenge proposals on strategy;

(b)	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy yourself that the Company has processes in place to ensure the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)	subject to the authority delegated to the compensation committee, determine appropriate levels of remuneration of executive directors, if any, and have a prime role in appointing and, where necessary, removing any executive directors, and in succession planning;

(e)	devote time to developing and refreshing your knowledge and skills;

(f)	uphold high standards of integrity and probity and support the Company and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(g)	take into account the views of shareholders where appropriate;

(h)	exercise relevant powers under, and abide by, the Memorandum and Articles;

(i)	exercise your powers as a director in accordance with the Company’s policies and procedures and internal control framework or any applicable bribery or corruption legislation; and

(j)	not do anything that would cause you to be disqualified from acting as a director under the Act, Memorandum and Articles, rules and regulations of the SEC, or Nasdaq rules.

3.6	You will disclose any direct or indirect interest which you may have in any matter being considered at a Board meeting or committee meeting and, save as permitted under the Memorandum and Articles and the Company’s code of ethics, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

3.7	You will immediately report to the Company your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee (where any) or director of which you become aware.

3.8	Unless specifically authorized to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company.

3.9	You will be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as an independent director.

3.10	In the event that you have a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or you are contemplating entering into a transaction that involves use of corporate assets or competition against the Company, you shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. You acknowledge the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agree to act in all cases in accordance with applicable law.

3.11	You further agree not to assume employment with or provide services to any of the Company’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of the Company’s competitors without the Company’s prior express consent.

3.12	During the term of your engagement and for a period of one (1) year following the last date of your engagement, you agree not to, directly or indirectly, solicit or attempt to solicit any of the Company’s employees, independent contractors, contacts, clients, suppliers, customers or other persons or entities introduced to you in your capacity as a representative of the Company for any purpose whatsoever, including but not limited to offering them employment or services that compete with the Company’s business or may harm the business relationship of the Company with these persons or entities.

4	Fees and Expenses

4.	Fees and Expenses

4.1	Upon the Effective Date and during the term of this Agreement, you shall receive a monthly remuneration of HK$[●] which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, you shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (“Compensation”). The Compensation may be reviewed during the term of this Agreement by the compensation committee of the Board pursuant to its terms of reference after the Effective Date. Any adjustment of the Compensation shall be recommended by the compensation committee of the Board (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of the Company.

4.2	Upon submission of adequate documentation by you to the Company, you shall be reimbursed for all reasonable expenses incurred in connection with your positions as a member of the Board and for services as a member of each committee of the Board to which you may be appointed.

5.	Independence

5	Independence and Outside Interests

5.1	The Board of the Company has determined you to be independent, taking account of the guidance contained in Nasdaq rules.

5.2	It is accepted and acknowledged that you have business interests other than those of the Company. The Company expressly acknowledges that you (i) are or may become a full-time employee of another entity and that your responsibilities to such entity must have priority over your responsibilities to the Company and (ii) sit or may sit on the board of directors of other entities, subject to any limitations set forth in the Sarbanes-Oxley Act of 2002 and the rules of Nasdaq.

5.3	Notwithstanding the foregoing, you acknowledge the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, you have disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Company as soon as they become apparent and the agreement of the Board may have to be sought. You should immediately recuse yourself from decision making on any matter on which there is a conflict.

5.4	You represent to the Company that your execution and performance of your duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that you may have with or to any person, including without limitation any prior or current employer.

6	Confidentiality

6.1	You agree and acknowledge that, by reason of the nature of your duties on the Board, you will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which you have had access by reason of your relationship with the Company.

6.2	The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; or (ii) is required to be disclosed by you due to governmental regulatory or judicial process.

6.3	You agree faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information.

6.4	You acknowledge that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to you by the Company or otherwise acquired or developed by you, shall at all times be the property of the Company.

6.5	Upon termination of your services hereunder, you shall return to the Company any such properties or documents which are in your possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of you, generally known to the public. Your obligations under this subsection are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which you may have to the Company under general legal or equitable principles.

6.6	You will notify the Company promptly if you are subpoenaed or otherwise served with legal process in any manner involving the Company. In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, you will cooperate with the Company and provide to the Company such information and documents in your possession or control as are necessary and reasonably requested by the Company or its counsel.

6.7	Nothing in paragraphs 6.1 to 6.6 will prevent you from disclosing information which you are entitled to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

7	Insurance and Indemnity

7.1	The Company and you agree that indemnification with respect to your service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit B hereto (the “Indemnification Agreement”).

8	Changes to Personal Details

8.1	You will advise the company secretary of the Company promptly of any change in address or other personal contact details.

9	Withholding

9.1	You agree to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

10	Variation

10.1	No variation or modification of this Agreement will be effective unless it is in writing and signed by you and the Company (or respective authorized representatives). The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11	Governing Law and Dispute Resolution

11.1	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

11.2	This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws.

12	Entire Agreement

12.1	This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to your service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to your service on the Board. You acknowledge that you have not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement.

13	Miscellaneous

13.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

13.2	The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

13.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4	The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Sincerely,

Kandal M Venture Limited

By:
Name:	Ngee Woon Lim
Title:	Chief Executive Officer and Director

AGREED AND ACCEPTED:

By:
Name:	[Name of independent director]

EXHIBIT A

COMMITTEE CHARTERS

EXHIBIT B

INDEMNIFICATION AGREEMENT